Exhibit 23.3

广东卫斯理律师事务所
GUANGDONG WESLEY LAW FIRM

Date:2026/10/30

Fitness Fanatics Limited,
NW Group International Limited,

Flat 15, Block F, UG/F.
Wah Lok Industrial Centre
31-35 Shan Mei Street
Fo Tan, New Territories
Hong Kong

Re: Consent letter

Dear Sirs,

Ve are a qualified law firm and lawyers in the People's Republic of China ("PRC"), and we have been engaged by NW Group International Limited,which is the wholly-owned subsidiary of Fitness Fanatics Limited in Hong Kong, to advise on certain legal matters related to the PRC laws and regulations.

Ve hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the "Registration Statement")submitted by Fitness Fanatics Limited, to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

广东卫斯理律师事务所

Guangdong Wesley Law Firm